Key Highlights

~35K Vehicles produced since the start of production as of March 31, 2023	200M+ Miles driven by Rivian vehicles
500+ Cities across the U.S. where EDVs are making deliveries	IIHS TOP SAFETY PICK+ Rating for both R1S and R1T
~$12B Of cash, cash equivalents, and restricted cash as of March 31, 2023	50K 2023 production target reaffirmed

Q1 2023 Shareholder Letter	© 2023 Rivian. All rights reserved. 2

During the first quarter of 2023, R1 production continued to grow quarter-over-quarter and EDV is ramping production after the successful introduction of our in-house motor (“Enduro”) and lithium iron phosphate (“LFP”) battery pack. We recently received the highest safety rating of TOP SAFETY PICK+ from IIHS on both our R1T and R1S, passing the IIHS’s new, tougher testing standards for 2023 across all categories. The R1S is the only large SUV and the R1T is the only electric truck to achieve this rating in 2023. We are utilizing over 200M miles of accumulated data and customer feedback to enhance our products, technologies, and service offerings from the approximately 35,000 vehicles on the road as of March 31, 2023.

We made the decision to vertically integrate our network architecture and associated electronics, full vehicle software stack and our propulsion platform; we believe this creates a long-term competitive advantage in terms of both cost and product performance. Leveraging the structural cost advantages requires production scale and we are confident this will be demonstrated as we achieve our ramp. From a product performance perspective, the ability to control and continually enhance virtually every aspect of our vehicle’s software, digital experience, and even driving dynamics is already being seen by customers as a point of competitive differentiation.

As we look to the remainder of 2023, we remain focused on our core value drivers:
•Production: Increasing our production volume as we simultaneously leverage our fixed costs at our manufacturing plant in Normal, Illinois is the primary lever on our path to sell each vehicle profitably. Our 2023 production guidance of 50,000 vehicles remains on track, representing a 100% increase from 2022. While challenges remain, we have become a stronger, more agile company through this process.
•Cost efficiency: During 2022, we took steps to ensure our cost structure is appropriate for supporting long term sustained growth. This included simplifying our future product portfolio and implementing a company-wide cost transformation program designed to maximize spend efficiency throughout the organization across each of the key cost elements of material costs, manufacturing labor, overhead, and quality, logistics, inventory, indirect costs, and capital expenditures. The program is already delivering improvements in key spend areas as teams across the company make the resource, technology, and process improvements required for our long-term success. Sustaining our focus and improving our operating efficiency remain key objectives for 2023 and beyond.

Q1 2023 Shareholder Letter	© 2023 Rivian. All rights reserved. 3

•Customer experience: In addition to producing increasingly high volumes of vehicles, we’re equally focused on setting a new standard for customer experience. We continue to progress our technology-enabled purchase process and service experience. Throughout 2023, we expect to continue to grow our efficient, physical go-to-market infrastructure including our mobile and physical service footprint, Rivian Adventure Network, and Rivian Spaces. We plan to engage with our preorder customers and drive additional demand by expanding our demo drive program, offering more opportunities for potential customers to experience a Rivian vehicle.
•Future platform and technologies: When we made the decision to vertically integrate our network architecture, electronic, and propulsion system, we believed it would become a long-term competitive advantage and help us scale more cost effectively. Today, our investment is paying off. Our deep vertical integration is a core differentiator enabling the ability to fully control and continually enhance virtually every aspect of our vehicle’s battery management, digital experience, autonomy, body control, driving dynamics, and telematics. R2 will benefit from the investments we are currently making in key technologies and represents the next phase of Rivian.

In addition to our operational progress, we recently took steps to further strengthen our balance sheet. During the first quarter of 2023, we issued green convertible senior notes which generated proceeds of approximately $1.5 billion, and in mid-April, we announced amendments to our asset-based revolving credit facility which doubles the available revolving commitments to $1.5 billion and includes other amended terms. In aggregate, these transactions have increased Rivian’s liquidity profile by approximately $2.4 billion.

Operating and financial results during the first quarter of 2023 were in-line with our expectations and as a result, we are reaffirming our previously disclosed 2023 guidance of 50,000 total units of production, $(4,300) million in Adjusted EBITDA, and $2,000 million in capital expenditures.

We want to thank our employees, customers, suppliers, partners, communities, and shareholders for their continued support of our vision.

Q1 2023 Shareholder Letter	© 2023 Rivian. All rights reserved. 4

Launch of new vehicle technologies

We made progress on our technology and product development roadmaps during the first quarter of 2023. This includes successfully launching our in-house Enduro motor line as well as our LFP battery pack into the commercial vehicles. These technologies are important steps in our product development roadmap and provide a great customer experience at reduced material and production costs.

The Enduro motor is being introduced as a single motor, front-wheel drive variant in our commercial vans, and later this month will be introduced as a dual motor, all-wheel drive variant for R1. The R1 Enduro motor system offers torque at up to 700 ft-lbs and 0-60 mph in as quick as 3.5 seconds. The LFP battery packs diversify our battery chemistry and provide our commercial customers with enhanced durability cycles. This chemistry also delivers meaningful cost savings for Rivian and an affordable price point for both consumer and commercial customers. The Enduro motor and LFP battery packs also contribute to greater supplier diversification and improved operational flexibility to support the production ramp in Normal.

We used learnings from the R1 and RCV launch to create a more effective and efficient ramp for our Enduro line and supporting supply-chain. In addition, we used virtual factory technologies to de-risk the launch of the manufacturing process. These learnings will help us more effectively plan for the introduction of the Enduro motor in R1 in the near-term and additional next-generation technologies in 2024 and beyond.

Q1 2023 Shareholder Letter	© 2023 Rivian. All rights reserved. 5

Production and deliveries

In the first quarter of 2023, we produced 9,395 and delivered 7,946 vehicles. This progress was despite our commercial van production line being down for a significant portion of the quarter as we introduced our Enduro motor and LFP technology into the commercial van production process.

We expect to continue to see a variance between production and delivery volumes as we ramp our production facility.

Q1 2023 Shareholder Letter	© 2023 Rivian. All rights reserved. 6

Drive to sell each vehicle profitably

Our long-term success as a business will be determined by our ability to produce high volumes of vehicles profitably. The collective efforts across all our teams and functions are focused on delivering on this goal. Our target of generating positive gross profit in 2024 is composed of several drivers across the business. We expect approximately half of the improvement, excluding the impact of lower of cost or net realizable value (“LCNRV”) and net losses on firm purchase commitments, will be driven by greater volume. Our 2023 production guidance of 50,000 units implies a doubling of capacity utilization which we believe will result in significantly lower fixed cost per vehicle, and we expect production volumes to increase further in 2024. The remaining half is split between material cost reduction and increases in average selling prices. Driving lower material costs will be enabled by two key factors: the integration of new technologies such as Enduro and LFP battery packs as well as commercial contract negotiations with our suppliers. The increase in average vehicle selling prices is composed of the gradual improvements we expect to achieve as we complete the fulfillment of our pre-March 2022 preorder base as well as the introduction of new technologies that produce improved performance and capabilities, such as our Max pack.

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Enhancing software

We remain committed to leveraging our fully integrated vehicle network architecture and associated topology of electrical control units to enhance our customers’ experience in their Rivian vehicle. Our clean sheet approach to software gives us a strategic advantage to iterate quickly and deliver a superior customer experience. For example, through an over-the-air (“OTA”) update we recently enhanced our Gear Guard system. Gear Guard is a security system that includes automatic video recording using the vehicles external cameras. Gear Guard can help monitor your vehicle when you are not using it, and now, with the latest update, Gear Guard includes Drive Cam which enables the external cameras to record driving events.

In addition, we continue to invest in our software enabled features as a core element of the customer experience. We expect to release video streaming to our R1 products in the near future. When paired with our Elevation Audio, it makes for an incredible viewing experience.

We also remain focused on improving vehicle performance and dynamics through our vertically integrated software stack. Over the past year we have continued to enhance our propulsion controls which has increased the range of all R1 vehicles.

We believe the software defined architecture of the R1T, R1S, and EDV is a significant competitive advantage today that will increase in value over time.

Q1 2023 Shareholder Letter	© 2023 Rivian. All rights reserved. 8

Further strengthening the balance sheet

We have taken important steps to reinforce our liquidity position. Maintaining a strong balance sheet is a key priority – it provides a safeguard during volatile industry conditions and mitigates risk while scaling. Our well-capitalized balance sheet positions Rivian to deliver against our long-term growth plans, including achieving positive gross profit in 2024 as well as the launch of R2. During the first quarter of 2023, we issued our inaugural green convertible senior notes which generated proceeds of approximately $1.5 billion and in mid-April we announced an amendment to our asset-based revolving credit facility which doubles the available revolving commitments to $1.5 billion, extends the maturity to 2028, improves borrowing availability by providing for more efficient lending and allowances on current assets, and increases our permitted indebtedness provisions to expand debt capacity. In aggregate, these transactions increased Rivian’s liquidity profile by approximately $2.4 billion, provide debt maturity beyond the launch of R2, and are reflective of our diversified approach to funding the business.

Q1 2023 Shareholder Letter	© 2023 Rivian. All rights reserved. 9

Financial Highlights

Production and Deliveries	Total revenues for the first quarter of 2023 were $661 million driven by the delivery of 7,946 vehicles. We produced 9,395 vehicles during the first quarter of 2023.
Gross Profit
We generated negative gross profit of $(535) million for the first quarter of 2023 as compared to $(502) million for the first quarter of 2022. Gross profit for the first quarter 2023 was impacted by a net charge for LCNRV write-downs on inventory and losses on firm purchase commitments. Our net inventory position includes cumulative inventory write-downs of $561 million and net liabilities for losses on firm purchase commitments were $261 million, for a total of $822 million at the end of the first quarter of 2023. Given we are now in a new fiscal year, the net LCNRV and firm purchase commitment charge of $229 million on our Condensed Consolidated Statements of Cash Flows is reflective of the charge on new inventory purchased and firm purchase commitments entered into the first quarter of 2023. As the cumulative LCNRV inventory write-down decreases, we expect to see an increase in net inventory balances, and over time a net decrease in cost of goods sold per vehicle. We forecast reaching positive gross profit in 2024 and therefore expect that by the end of 2024, we will not have material LCNRV inventory charges and losses on firm purchase commitments associated with goods manufactured at our Normal facility.

Q1 2023 Shareholder Letter	© 2023 Rivian. All rights reserved. 10

Our cost of goods sold was impacted by the overhead of the commercial van line as we had scheduled downtime on the line associated with the implementation of our Enduro motors and LFP battery packs. As we produce vehicles at low volumes on production lines designed for higher volumes, we have and will continue to experience negative gross profit driven by labor, depreciation, and overhead costs. This dynamic will continue in the near-term as we implement new vehicle technologies into the manufacturing lines and ramp our overall production levels. We remain confident in our ability to continue to drive our cost per vehicle lower by ramping production and leveraging our fixed costs, as well as our commercial, engineering design changes, and operational cost down efforts.
Operating Expenses and Operating Loss
Total operating expenses in the first quarter of 2023 fell to $898 million, as compared to $1,077 million in the same period last year.

In the first quarter of 2023, we recognized a non-cash, stock-based compensation expense within operating expenses of $165 million as compared to $307 million in the first quarter of 2022 and depreciation and amortization expense within operating expenses of $58 million as compared to $38 million in the first quarter of 2022.

Research and development (“R&D”) expense in the first quarter of 2023 was $496 million, as compared to $547 million in the same period last year. The decrease was primarily driven by a $(54) million decrease in stock-based compensation expense for awards granted prior to the initial public offering (“IPO”) with accelerated expense recognition due to the performance condition.

Selling, general, and administrative (“SG&A”) expense in the first quarter of 2023 was $402 million, as compared to $530 million in the same period last year. The decrease was primarily due to an $(88) million decrease in stock-based compensation expense for awards granted prior to the IPO with accelerated expense recognition due to the performance condition and other miscellaneous operating expenses related to support activities needed in maintaining our corporate functions and commercial operations.

We experienced a loss from operations in the first quarter of 2023 totaling $(1,433) million, as compared to $(1,579) million in the same period last year.

Net Loss	Our net loss for the first quarter of 2023 was $(1,349) million as compared to $(1,593) million for the same period last year.
Adjusted EBITDA¹	Adjusted EBITDA¹ for the first quarter of 2023 was $(1,062) million as compared to $(1,144) million for the same period last year.
Net Cash Used in Operating Activities
Net cash used in operating activities for the first quarter of 2023 was $(1,521) million as compared to $(1,034) million for the same period last year. The increase in net cash used for operating activities as compared to the first quarter of 2022 was primarily driven by the increase in our inventory balance. Our inventory balance for the quarter was impacted by increased inventory in raw materials and finished goods as we continue to ramp production.

Capital Expenditures
Capital expenditures for the first quarter of 2023 were $(283) million, as compared to $(418) million for the same period last year. The prior year values were higher due to elevated equipment and construction spend in the early stages of our production ramp.

¹A reconciliation of non-GAAP financial measures to the most comparable GAAP measure is provided at the end of this letter

Q1 2023 Shareholder Letter	© 2023 Rivian. All rights reserved. 11

Liquidity and Free Cash Flow¹
We ended the first quarter of 2023 with $11,780 million in cash, cash equivalents, and restricted cash. This excludes the capacity under our asset-based revolving-credit facility.

We define free cash flow as net cash used in operating activities less capital expenditures. As stated above, this larger year-over-year net cash used in operating activities resulted in negative free cash flow¹ of $(1,804) million for the first quarter of 2023 as compared to $(1,452) million for the same period last year.

Business Outlook	We remain focused on ramping production and implementing core technologies designed to drive cost down and improve the customer offering. Based on our latest understanding of the supply chain environment, we reaffirm the annual guidance provided during our fourth quarter and fiscal year 2022 earnings call of 50,000 total units of production, $(4,300) million in adjusted EBITDA, and $2,000 million in capital expenditures.

We continue to believe the supply chain will continue to be the main limiting factor of our Normal facility output. Our team continues to work on the introduction of new engineering design changes and key technologies which will take effect during the second half of 2023 to help mitigate anticipated supply chain constraints.
Webcast	We will host an audio webcast to discuss our results and provide a business update at 2:00pm PT / 5:00pm ET on Tuesday, May 9, 2023. The link to the webcast will be made available on our Investor Relations website at rivian.com/investors.

After the call, a replay will be available at rivian.com/investors for four weeks.
¹A reconciliation of non-GAAP financial measures to the most comparable GAAP measure is provided at the end of this letter

Q1 2023 Shareholder Letter	© 2023 Rivian. All rights reserved. 12

Forward-Looking Statements
This shareholder letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this shareholder letter that do not relate to matters of historical fact should be considered forward-looking statements, including without limitation statements regarding our future operations, initiatives and business strategy, our future financial results, vehicle profitability and future gross profits, the planned use of our cash and cash equivalents, the underlying trends in our business, supply chain constraints and our plans to minimize the impact of such constraints, our market opportunity, and our potential for growth, our production ramp and manufacturing capacity expansion and anticipated production levels, our announced manufacturing facility in Georgia, our future products and product enhancements (including R2), new and expanded commercial partnerships, and revenue opportunities. These statements are neither promises nor guarantees and involve known and unknown risks, uncertainties, and other important factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements, including, but not limited to: our history of losses as a growth-stage company and our limited operating history; we may be unable to adequately control capital expenditures and costs; we may require additional financing to support our business; our ability to develop and manufacture vehicles on a large scale is unproven and we may experience significant delays in the manufacture and delivery of our vehicles; we have experienced and could continue to experience cost increases or disruptions in supply of components used in our vehicles; our dependence on suppliers and volatility in pricing of components and raw materials; our dependence upon third parties for key semiconductor chip components; we expect a significant portion of our initial revenue to be from one customer; our inability to attract and retain a large number of customers; risks relating to the highly competitive automotive market, including competitors that may take steps to compete more effectively against us, including with respect to pricing and features; we are highly dependent on the services and reputation of our Founder and Chief Executive Officer; our long-term results depend on our ability to successfully introduce and market new products and services; our inability to manage our future growth effectively; we may not succeed in establishing, maintaining, and strengthening our brand; our focus on delivering a high-quality and engaging Rivian experience may not maximize short-term financial results; risks relating to our distribution model; we rely on complex machinery, and production involves a significant degree of risk and uncertainty; our vehicles rely on highly technical software and hardware that could contain errors or defects; we may not successfully develop the complex software and technology systems needed to produce our vehicles; inadequate access to charging stations and not being able to realize the benefits of our charging networks; risks related to our use of lithium-ion battery cells; we have minimal experience servicing and repairing our vehicles; the automotive industry and its technology are rapidly evolving; risks associated with advanced driver assistance systems technology; our future growth is dependent on the demand for electric vehicles; the reduction or elimination of government and economic incentives for electric vehicles; we may not obtain government grants and other incentives for which we may apply; vehicle retail sales depend heavily on affordable interest rates and availability of credit; insufficient warranty reserves to cover warranty claims; future field actions, including product recalls, could harm our business; risks related to product liability claims; risks associated with international operations; our ability to attract and retain key employees and qualified personnel; our ability to maintain our culture; our business may be adversely affected by labor and union activities; risks associated with the ongoing military conflict between Russia and the Ukraine; risks related to the COVID-19 pandemic; our financial results may vary significantly from period to period; we have incurred a significant amount of debt and may incur additional indebtedness; our vehicles may not operate properly; risks related to third-party vendors for certain product and service offerings; potential conflicts of interest involving our principal stockholders or their affiliates; risks associated with exchange rate and interest rate fluctuations; breaches in data security and failure of information security systems could harm our business; risk of intellectual property infringement claims; our ability to prevent unauthorized use of our intellectual property; risks related to governmental regulation and legal proceedings; delays, limitations and risks related to permits and approvals required to operate or expand operations; material weaknesses in our internal control over financial reporting; and the other factors described in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, and any subsequent filings with the SEC. These factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this shareholder letter. Any such forward-looking statements represent management’s estimates as of the date of this shareholder letter. While we may elect to update such forward-looking statements at some point in the future, except as may be required by law, we disclaim any obligation to do so, even if subsequent events cause our views to change.

Q1 2023 Shareholder Letter	© 2023 Rivian. All rights reserved. 13

Non-GAAP Financial Measures	In addition to our results determined in accordance with generally accepted accounting principles in the United States (“GAAP”), we review financial measures that are not calculated and presented in accordance with GAAP (“non-GAAP financial measures”). We believe our non-GAAP financial measures are useful in evaluating our operating performance. We use the following non-GAAP financial information, collectively, to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that non-GAAP financial information, when taken collectively, may be helpful to investors, because it provides consistency and comparability with past financial performance and assists in comparisons with other companies, some of which use similar non-GAAP financial information to supplement their GAAP results. The non-GAAP financial information is presented for supplemental informational purposes only, should not be considered a substitute for financial information presented in accordance with GAAP, and may be different from similarly titled non-GAAP measures used by other companies. A reconciliation of each historical non-GAAP financial measure to the most directly comparable financial measure stated in accordance with GAAP is provided below. Reconciliations of forward-looking non-GAAP financial measures are not provided because we are unable to provide such reconciliations without unreasonable effort due to the uncertainty regarding, and potential variability of, certain items, such as stock-based compensation expense and other costs and expenses that may be incurred in the future. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures.

Our non-GAAP financial measures include adjusted net loss, adjusted net loss per share, adjusted EBITDA, and free cash flow. Adjusted net loss is defined as net loss before stock-based compensation, other (expense) income, net, (gain) loss on convertible notes, net, and the donation to Forever by Rivian, Inc. Adjusted net loss per share is defined as adjusted net loss divided by the weighted-average common shares outstanding. Adjusted EBITDA is defined as net loss before interest expense (income), net, provision for income taxes, depreciation and amortization, stock-based compensation, other (expense) income, net, (gain) loss on convertible notes, net, and the donation to Forever by Rivian, Inc. Free cash flow is defined as net cash used in operating activities less capital expenditures.

Q1 2023 Shareholder Letter	© 2023 Rivian. All rights reserved. 14

Stock-Based Compensation Expense

(in millions)
(unaudited)

	Three Months Ended March 31,
	2022	2023
Cost of revenues	$10	$18
Research and development	138	84
Selling, general, and administrative	169	81
Total stock-based compensation expense	$317	$183

Depreciation and Amortization

(in millions)
(unaudited)

	Three Months Ended March 31,
	2022	2023
Cost of revenues	$80	$130
Research and development	20	33
Selling, general, and administrative	18	25
Total depreciation and amortization expense	$118	$188

Q1 2023 Shareholder Letter	© 2023 Rivian. All rights reserved. 15

Condensed Consolidated Balance Sheets

(in millions, except per share amounts)
(unaudited)

Assets	December 31, 2022	March 31, 2023
Current assets:
Cash and cash equivalents	$11,568	$11,244
Accounts receivable, net	102	157
Inventory	1,348	1,823
Other current assets	112	126
Total current assets	13,130	13,350
Property, plant, and equipment, net	3,758	3,826
Operating lease assets, net	330	325
Other non-current assets	658	690
Total assets	$17,876	$18,191

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,000	$984
Accrued liabilities	1,154	996
Current portion of lease liabilities and other current liabilities	270	289
Total current liabilities	2,424	2,269
Non-current portion of long-term debt	1,231	2,716
Non-current lease liabilities	311	303
Other non-current liabilities	111	161
Total liabilities	4,077	5,449
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.001 par value; 10 shares authorized and 0 shares issued and outstanding as of December 31, 2022 and March 31, 2023	—	—
Common stock, $0.001 par value; 3,508 and 3,508 shares authorized and 926 and 939 shares issued and outstanding as of December 31, 2022 and March 31, 2023, respectively	1	1
Additional paid-in capital	26,926	27,217
Accumulated deficit	(13,126)	(14,475)
Accumulated other comprehensive loss	(2)	(1)
Total stockholders' equity	13,799	12,742

Total liabilities and stockholders' equity	$17,876	$18,191

Q1 2023 Shareholder Letter	© 2023 Rivian. All rights reserved. 16

Condensed Consolidated Statements of Operations

(in millions, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2022	2023
Revenues	$95	$661
Cost of revenues	597	1,196
Gross profit	(502)	(535)
Operating expenses
Research and development	547	496
Selling, general, and administrative	530	402
Total operating expenses	1,077	898
Loss from operations	(1,579)	(1,433)
Interest income	3	124
Interest expense	(22)	(38)
Other income (expense), net	5	(1)
Loss before income taxes	(1,593)	(1,348)
Provision for income taxes	—	(1)
Net loss	$(1,593)	$(1,349)
Net loss attributable to common stockholders, basic and diluted	$(1,593)	$(1,349)
Net loss per share attributable to Class A and Class B common stockholders, basic and diluted	$(1.77)	$(1.45)
Weighted-average common shares outstanding, basic and diluted	901	930

Q1 2023 Shareholder Letter	© 2023 Rivian. All rights reserved. 17

Consolidated Statements of Cash Flows

(in millions)
(unaudited)

	Three Months Ended March 31,
	2022	2023
Cash flows from operating activities:
Net loss	$(1,593)	$(1,349)
Depreciation and amortization	118	188
Stock-based compensation expense	317	183
Inventory write-downs and losses on firm purchase commitments	188	229
Other non-cash activities	47	2
Changes in operating assets and liabilities:
Accounts receivable	4	(55)
Inventory	(367)	(781)
Other current assets	11	(11)
Other non-current assets	(6)	(18)
Accounts payable and accrued liabilities	201	22
Other current liabilities	40	15
Other non-current liabilities	6	54
Net cash used in operating activities	(1,034)	(1,521)

Cash flows from investing activities:
Capital expenditures	(418)	(283)
Net cash used in investing activities	(418)	(283)

Cash flows from financing activities:
Proceeds from issuance of capital stock	1	3
Proceeds from issuance of convertible notes	—	1,485
Other financing activities	(1)	(3)
Net cash provided by financing activities	—	1,485

Net change in cash	(1,452)	(319)
Cash, cash equivalents, and restricted cash—Beginning of period	18,423	12,099
Cash, cash equivalents, and restricted cash—End of period	$16,971	$11,780

Supplemental disclosure of non-cash investing and financing activities:
Capital expenditures included in liabilities	$406	$333
Capital stock issued to settle bonuses	$—	$137
Right-of-use assets obtained in exchange for operating lease liabilities	$54	$11

Q1 2023 Shareholder Letter	© 2023 Rivian. All rights reserved. 18

Reconciliation of Non-GAAP
Financial Measures

(in millions, except per share amounts)
(unaudited)

Adjusted Net Loss and Adjusted Net Loss Per Share	Three Months Ended March 31,
	2022		2023

Net loss attributable to common stockholders, basic and diluted	$(1,593)		$(1,349)
Stock-based compensation expense	317		183
Other (income) expense, net	(5)		1
Adjusted net loss attributable to common stockholders, basic and diluted (non-GAAP)	$(1,281)		$(1,165)

Net loss per share attributable to common stockholders, basic and diluted	$(1.77)		$(1.45)
Stock-based compensation expense	0.35		0.20
Other (income) expense, net	(0.01)		—
Adjusted net loss per share attributable to common stockholders, basic and diluted (non-GAAP)	$(1.43)	*	$(1.25)
Weighted-average common shares outstanding, basic and diluted (GAAP)	901		930
*Does not calculate due to rounding

Adjusted EBITDA	Three Months Ended March 31,
	2022	2023

Net loss	$(1,593)	$(1,349)
Interest expense (income), net	19	(86)
Provision for income taxes	—	1
Depreciation and amortization	118	188
Stock-based compensation expense	317	183
Other (income) expense, net	(5)	1
Adjusted EBITDA (non-GAAP)	$(1,144)	$(1,062)

Free Cash Flow	Three Months Ended March 31,
	2022	2023

Net cash used in operating activities	$(1,034)	$(1,521)
Capital expenditures	(418)	(283)
Free cash flow (non-GAAP)	$(1,452)	$(1,804)

Q1 2023 Shareholder Letter	© 2023 Rivian. All rights reserved. 19